Exhibit 4.2

BANK OF AMERICA CORPORATION

Medium-Term Senior Note, Series L

REGISTERED GLOBAL SENIOR NOTE

This Note is a global security within the meaning of the Indenture dated as of January 1, 1995, as supplemented from time to time (the “Indenture”), between Bank of America Corporation and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”) under the Indenture and is registered in the name of Cede & Co., as the nominee of The Depository Trust Company (the “Depository”). This Note is not exchangeable for definitive or other Notes registered in the name of a person other than the Depository or its nominee, except in the limited circumstances described in the Indenture or in this Note, and no transfer of this Note (other than a transfer as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor depository or a nominee of such successor depository) may be registered except in the limited circumstances described in the Indenture.

Unless this Note is presented by an authorized representative of The Depository Trust Company (the “Depository”) (55 Water Street, New York, New York) to the Issuer or its agent for registration of transfer, exchange or payment, and this Note is registered in the name of CEDE & CO., or such other name as requested by an authorized representative of The Depository Trust Company, and unless any payment is made to CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, since the registered owner hereof, CEDE & CO., has an interest herein.

THIS DEBT IS GUARANTEED UNDER THE FEDERAL DEPOSIT INSURANCE CORPORATION’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM AND IS BACKED BY THE FULL FAITH AND CREDIT OF THE UNITED STATES. THE DETAILS OF THE FDIC GUARANTEE ARE PROVIDED IN THE FDIC’S REGULATIONS, 12 CFR PART 370, AND AT THE FDIC’S WEBSITE, WWW.FDIC.GOV/TLGP. THE EXPIRATION DATE OF THE FDIC’S GUARANTEE IS THE EARLIER OF THE MATURITY DATE OF THE DEBT OR JUNE 30, 2012. SUCH PROGRAM IS REFERRED TO HEREIN AS THE “TLG PROGRAM.”

THIS NOTE IS NOT A SAVINGS ACCOUNT OR A DEPOSIT AND IS NOT AN OBLIGATION OF OR GUARANTEED BY BANK OF AMERICA, N.A. OR ANY OTHER BANKING OR NONBANKING AFFILIATE OF BANK OF AMERICA CORPORATION.

THIS NOTE IS A DIRECT, UNCONDITIONAL, UNSECURED AND UNSUBORDINATED GENERAL OBLIGATION OF BANK OF AMERICA CORPORATION. THE OBLIGATIONS EVIDENCED BY THIS NOTE RANK PARI PASSU WITH ALL OTHER UNSECURED AND UNSUBORDINATED OBLIGATIONS OF BANK OF AMERICA CORPORATION, EXCEPT OBLIGATIONS THAT ARE SUBJECT TO ANY PRIORITIES OR PREFERENCES UNDER APPLICABLE LAW.

THIS NOTE IS SOLD IN MINIMUM DENOMINATIONS AS NOTED HEREIN AND IN THE PRICING SUPPLEMENT ATTACHED HERETO AND CANNOT BE EXCHANGED FOR NOTES IN SMALLER DENOMINATIONS. EACH OWNER OF A BENEFICIAL INTEREST IN THIS NOTE IS REQUIRED TO HOLD A BENEFICIAL INTEREST OF A PRINCIPAL AMOUNT OF THIS NOTE EQUAL TO THE MINIMUM AUTHORIZED DENOMINATION AT ALL TIMES.

THE FIFTH SUPPLEMENTAL INDENTURE TO THE INDENTURE CONTAINS PROVISIONS APPLICABLE TO NOTES ISSUED SUBJECT TO THE FDIC GUARANTEE, BUT ONLY FOR SO LONG AS THE FDIC GUARANTEE REMAINS IN EFFECT OR UNTIL SUCH LATER TIME AS MAY BE REQUIRED BY THE RULES AND REGULATIONS OF THE FDIC OR ANY SUCCESSOR ENTITY. THE PROVISIONS OF SECTION 15.11 OF THE INDENTURE, AS SET FORTH IN SUCH SUPPLEMENTAL INDENTURE, ARE APPLICABLE TO THIS NOTE, AND REFERENCE IS MADE TO SUCH SECTION 15.11 FOR ADDITIONAL PROVISIONS THAT GOVERN THIS NOTE.

THIS SECURITY IS GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION AND THE RIGHTS OF THE HOLDER OF THIS NOTE ARE SUBJECT TO CERTAIN RIGHTS OF THE FDIC AS SET FORTH IN THIS NOTE AND THE INDENTURE.

No. R-	Registered
CUSIP No.: 06050BAH4
ISIN: US06050BAH42	Principal Amount: $

BANK OF AMERICA CORPORATION

Medium-Term Senior Note, Series L

Senior Three-Month LIBOR Notes, due April 2012, and Guaranteed under the FDIC’s

Temporary Liquidity Guarantee Program (the “TLG Program”)

REGISTERED GLOBAL SENIOR NOTE

ORIGINAL ISSUE DATE: January 30, 2009	☐	This Note is an Extendible Note at the Holder’s Option. [See attached Rider]

STATED MATURITY DATE: April 30, 2012	☐	This Note is an Extendible Note at the Issuer’s Option. [See attached Rider]

CURRENCY: ☒ U.S. Dollars ☐ Other (specify):	☐	This Note is an Amortizing Note. [See payment schedule in attached Pricing Supplement]

☐ FIXED RATE NOTE

☒ FLOATING RATE NOTE	☒	See attached pricing supplement No. 80 dated January 28, 2009

☐ INDEXED NOTE	☐	See attached Principal Repayment Amount Rider

	☐	See attached Interest Payment Amounts or Supplemental Payment Amount Rider
☐ FLOATING RATE/FIXED RATE NOTE

RECORD DATES: One business day prior to the applicable Interest Payment Date.

BANK OF AMERICA CORPORATION, a Delaware corporation (herein called the “Issuer,” which term includes any successor corporation), for value received, hereby promises to pay to CEDE & CO., as nominee for The Depository Trust Company, or its registered assigns, the principal amount specified above and to pay interest thereon in accordance with the provisions set forth on the reverse hereof in Section 2(b), as such provisions may be modified or supplemented by the applicable terms and provisions set forth in the Pricing Supplement attached hereto (the “Pricing Supplement”), and (to the extent that the payment of such interest shall be legally enforceable) to pay interest at the Default Rate per annum, which is the interest rate specified in the Pricing Supplement, on any overdue principal and on any overdue installment of interest. “Maturity,” when used herein, means the date on which the principal of this Note or an installment of principal becomes due and payable in full in accordance with the terms of this Note and of the Indenture, whether at the Stated Maturity Date or by declaration of acceleration, call for redemption, prepayment at the holder’s option or otherwise.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note (or one or more predecessor Notes evidencing all or a portion of the same debt as this Note) is registered, unless otherwise specified on the face hereof or in the Pricing Supplement (i) for book-entry only Notes denominated in U.S. dollars, at the close of business on the date that is one business day (in Charlotte, North Carolina and New York City) prior to such Interest Payment Date or (ii) for any Notes in definitive form, at the close of business on the fifteenth day of the calendar month in which such Interest Payment Date is scheduled to occur (each, referred to herein as the “Regular Record Date”); provided, however, that the first payment of interest on any Note with an Original Issue Date between a Regular Record Date and an Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date following the next Regular Record Date to the person in whose name this Note is registered at the close of business on such next Regular Record Date; and provided, further, that interest payable at Maturity (the “Maturity Date”) will be payable to the person to whom the principal hereof shall be payable. The principal so payable, and punctually paid or duly provided for, at Maturity will be paid to the person in whose name this Note (or one or more predecessor Notes evidencing all or a portion of the same debt as this Note) is registered at the close of business on the Maturity Date. Any such interest or principal not punctually paid or duly provided for shall be payable as provided in this Note and in the Indenture.

Payment of principal of, and premium, if any, and interest on, this Note due at Maturity will be made in immediately available funds upon presentation and surrender of this Note at the office of the Trustee maintained for that purpose, and in accordance with the procedures of the depository or clearing system noted hereon; provided, that this Note is presented to the Trustee in time for the Trustee to make such payment in accordance with its normal procedures. Payments of interest on this Note (other than at Maturity) will be made by wire transfer to such account as has been appropriately designated to the Trustee by the person entitled to such payments.

The Issuer will pay any administrative costs imposed by any bank in making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments hereunder, including, without limitation, any withholding tax, will be borne by the holder hereof.

Reference is made to the further provisions of this Note set forth on the reverse hereof and in the Pricing Supplement attached hereto, which shall have the same effect as though fully set forth at this place. In the event of any conflict between the provisions contained herein or on the reverse hereof and the applicable provisions contained in the Pricing Supplement attached hereto, the latter shall control. References herein to “this Note,” “hereof,” “herein” and comparable terms shall include the applicable provisions of the Pricing Supplement attached hereto.

Unless the certificate of authentication hereon has been executed by the Trustee (or other authentication agent duly appointed in accordance with the Indenture), by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Bank of America Corporation has caused this instrument to be duly executed on its behalf, by manual or facsimile signature.

Dated: January 30, 2009		BANK OF AMERICA CORPORATION

[CORPORATE SEAL]
By:
ATTEST:		Name:	B. Kenneth Burton, Jr.
By:		Title:	Senior Vice President
Title:	Assistant Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: January 30, 2009	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

PRICING SUPPLEMENT

[Attached]

Pricing Supplement No. 80 (To Prospectus dated May 5, 2006 and Prospectus Supplement dated April 10, 2008) January 28, 2009

$8,350,000,000

Medium-Term Notes, Series L

$6,000,000,000 2.10% Senior Notes, due April 2012

$2,350,000,000 Senior Three-Month LIBOR Notes, due April 2012

Guaranteed Under the FDIC’s Temporary Liquidity Guarantee Program

This pricing supplement describes two series of our senior notes that will be issued under our Medium-Term Note Program, Series L. We refer to our 2.10% Senior Notes, due April 2012 as the “fixed rate notes,” and to our Senior Three-Month LIBOR Notes, due April 2012 as the “floating rate notes.”

Both series of notes mature on April 30, 2012. We will pay interest on the floating rate notes for each quarterly interest period at a floating rate equal to three-month LIBOR plus a spread of 0.30%. The notes are unsecured and rank equally with all of our other unsecured and senior indebtedness outstanding from time to time. We do not intend to list either series of the notes on any securities exchange.

This debt is guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

Investing in the notes involves risks. For an explanation of some of these risks, see “Risk Factors” beginning on page S-4 of the attached prospectus supplement, and “Risk Factors” beginning on page 8 of the attached prospectus. The FDIC guarantee is subject to additional risks as described on page PS-6 under the caption “Supplemental Risk Factors.”

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this pricing supplement, the attached prospectus supplement, or the attached prospectus. Any representation to the contrary is a criminal offense.

	Fixed Rate Notes		Floating Rate Notes
	Per Note	Total	Per Note	Total
Public Offering Price	99.97%	$5,998,200,000	100.00%	$2,350,000,000
Selling Agents’ Commission	0.30%	$18,000,000	0.30%	$7,050,000

Proceeds (before expenses)	99.67%	$5,980,200,000	99.70%	$2,342,950,000

Sole Book-Runner

Banc of America Securities LLC

HSBC	J.P. Morgan	Morgan Keegan & Company, Inc.
SunTrust Robinson Humphrey	U.S. Bancorp Investments, Inc.	Wells Fargo Institutional Brokerage & Sales

Cabrera Capital Markets, LLC	Jackson Securities
Loop Capital Markets, LLC	Ramirez & Co., Inc.

SPECIFIC TERMS OF THE NOTES

The following descriptions of the specific terms of the notes supplement, and should be read together with, the description of our Medium-Term Notes, Series L included in the attached Series L prospectus supplement dated April 10, 2008, and the general description of our debt securities included in “Description of Debt Securities” in the attached prospectus, dated May 5, 2006 (as supplemented, together with all documents incorporated by reference, the “prospectus”). If there is any inconsistency between the information in this pricing supplement and the attached prospectus supplement or the attached prospectus, you should rely on the information in this pricing supplement. Capitalized terms used, but not defined, in this pricing supplement are defined in the attached prospectus supplement or in the attached prospectus.

Terms of the Fixed Rate Notes

• Title of the Series:	2.10% Senior Notes, due April 2012

• Aggregate Principal Amount Initially Being Issued:	$6,000,000,000[1]

• Issue Date:	January 30, 2009

• CUSIP No.:	06050BAG6

• ISIN:	US06050BAG68

• Maturity Date for Principal:	April 30, 2012

• Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

• Ranking:	Senior

• Day Count Fraction:	30/360

• Interest Rate:	2.10%

• Interest Periods:	Semi-annual

• Interest Payment Dates:	April 30 and October 30 of each year, beginning April 30, 2009.

• Record Dates for Interest Payments:	For book-entry only notes, one business day (in New York, New York and Charlotte, North Carolina) prior to the payment date. If the notes are not held in book-entry only form, the record dates will be the fifteenth day of the calendar month in which the Interest Payment Date is scheduled to occur.

• Optional Redemption:	None

• Repayment at Option of Holder:	None

• Listing:	None

• Guarantee:	FDIC-guaranteed, as described below

[1]	$6,000,000,000 in aggregate principal amount of the fixed rate notes traded on January 27, 2009.

Terms of the Floating Rate Notes

• Title of the Series:	Senior Three-Month LIBOR Notes, due April 2012

• Aggregate Principal Amount Initially Being Issued:	$2,350,000,000[2]

• Issue Date:	January 30, 2009

• CUSIP No.:	06050BAH4

• ISIN:	US06050BAH42

• Maturity Date for Principal:	April 30, 2012

• Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

• Ranking:	Senior

• Day Count Fraction:	Actual/360

• Base Rate:	Three-Month LIBOR (Reuters)

• Index Maturity:	90 days

• Spread:	plus 0.30%

• Interest Periods:	Quarterly

• Interest Payment Dates and Reset Dates:	January 30, April 30, July 30, and October 30 of each year, beginning April 30, 2009.

• Interest Determination Dates:	Second London banking day preceding the applicable reset date.

• Record Dates for Interest Payments:	For book-entry only notes, one business day (in New York, New York and Charlotte, North Carolina) prior to the payment date. If the notes are not held in book-entry only form, the record dates will be the fifteenth day of the calendar month in which the Interest Payment Date is scheduled to occur.

• Optional Redemption:	None

• Repayment at Option of Holder:	None

• Listing:	None

• Guarantee:	FDIC-guaranteed, as described below

[2]

$2,000,000,000 in aggregate principal amount of the floating rate notes traded on January 27, 2009, and an additional $350,000,000 in aggregate principal amount of the floating rate notes traded on January 28, 2009.

FDIC Guarantee

This section provides summary information regarding the guarantee of the notes by the Federal Deposit Insurance Corporation (the “FDIC”). The details of the FDIC’s guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/TLGP. The regulations governing the guarantee and the terms and conditions of the guarantee are subject to change. These regulations, terms and conditions are subject to the interpretation of the FDIC, which also may change. The following information is based on the final regulations adopted effective November 21, 2008. The internet address provided for the FDIC’s website is included as an inactive textual reference only. The information on the FDIC’s website shall not be deemed to be incorporated by reference in this pricing supplement.

Temporary Liquidity Guarantee Program. On October 14, 2008, the FDIC created the Temporary Liquidity Guarantee Program (the “program”), and the FDIC adopted final rules related to the program effective November 21, 2008. Under the program, the FDIC will guarantee the newly-issued senior unsecured debt of participating eligible entities, including insured depository institutions and eligible holding companies of insured depository institutions. We are an eligible entity under the program, and a participant under the program. As a participant, our senior unsecured debt may be guaranteed by the FDIC if it satisfies the program’s criteria. From time to time, we may issue debt securities that are not eligible for the FDIC guarantee and that will not be guaranteed. We will provide purchasers of our debt instruments with a written statement indicating if the debt instruments we are offering are FDIC-guaranteed under the program.

As a participant in the program, we are eligible to issue FDIC-guaranteed debt up to an issuance limit, provided we comply with the terms and conditions of the program, including payment of fees, delivery of notice to the FDIC of issuance of guaranteed debt, providing certain disclosures, and certification to the FDIC that such issuance is within our issuance limit. As required by the program, we have entered into a master agreement with the FDIC that governs certain aspects of the program. If we are not in compliance with the program, we would be unable to issue additional FDIC-guaranteed debt; however, the outstanding FDIC-guaranteed notes would not lose the benefit of the FDIC guarantee. The program guarantees eligible debt issued through June 30, 2009 that matures on or prior to June 30, 2012.

Guarantee. The notes are our senior unsecured debt obligations, are guaranteed by the FDIC under the program, and are backed by the full faith and credit of the United States. If we fail to pay interest or principal when due on either series of the notes, the FDIC will pay holders of those notes the unpaid, then due amount of interest or principal. An event of default under the senior indenture, including a payment default, will not entitle the holders of the notes or the senior trustee to accelerate the maturity of either series of the notes for so long as we or the FDIC are making timely payments of interest and principal.

Use of Proceeds. Under the program, we may not use the proceeds from the offering of the notes to prepay indebtedness that is not guaranteed by the FDIC.

Claims Process. We have appointed the senior trustee as the authorized representative to take action on behalf of holders of each series of the notes under the guarantee. The authorized representative has agreed to make a demand of the FDIC upon our failure to pay interest or principal on either series of the notes when due. As provided in the FDIC’s regulations, a holder will also have the option to elect not to be represented by the authorized representative. Upon our failure to pay interest or principal, the authorized representative and a holder that has elected not to be so represented must follow the FDIC’s required procedures for making a demand under the guarantee.

In addition to the procedures described below, the authorized representative will be required when making a demand, to the extent not previously provided in the master agreement, to provide the FDIC with information regarding its authority, including: its financial and organizational capacity to act as representative, its exclusive authority to act on behalf of each noteholder and its fiduciary responsibility to the noteholders when acting as such, as established by the senior indenture, and its authority to make the assignment of each noteholder’s right, title, and interest in the notes to the FDIC.

Any demand under the guarantee must be accompanied by a proof of claim, satisfactory in form and content to the FDIC, which includes evidence of the occurrence of a payment default and the claimant’s ownership of the applicable notes. Upon the commencement of guarantee payments by the FDIC, the claimant must provide to the FDIC an assignment, satisfactory in form and content to the FDIC, of the noteholder’s right, title and interest in the notes to the FDIC and the transfer to the FDIC of any payments from us with respect to the notes. The assignment must also grant to the FDIC the right to receive any and all distributions on the note from the proceeds of any bankruptcy. If a holder receives a payment on a note from a bankruptcy, any obligation of the FDIC under the guarantee would be reduced proportionally. Demands must be made by the authorized representative or by a holder that elects not to be represented by the authorized representative within 60 days of the occurrence of the payment default.

Upon payment by the FDIC of any amount under the guarantee, the FDIC will be subrogated to the rights of the recipient noteholder against us, including in respect of any insolvency proceeding, to the extent of such payment.

Indenture Supplement. In addition to the appointment of the senior trustee as authorized representative for the holders of the notes, the master agreement requires additional provisions that are included in a supplement to the senior indenture that will govern each series of the notes, including:

•	the FDIC’s written consent will be required to amend or waive any provision in the senior indenture related to principal, interest, payment, default, or ranking;

•	the FDIC will be subrogated to all of the rights of the holders and the senior trustee as authorized representative, against us in respect of any amounts paid to or for the benefit of the holders by the FDIC under the guarantee;

•	authorization by the holders to the authorized representative to assign to the FDIC, at the time the FDIC commences making payments under the guarantee, the right to receive payments on behalf of the holders;

•	agreement by the holder that it will cause the notes to be surrendered to the FDIC upon the FDIC’s payment in full of the outstanding principal and accrued interest to the date of repayment;

•	we and the authorized representative will agree to provide the FDIC notice, within one business day, of any default in the payment of interest or principal, without regard to any applicable cure period; and

•	we agree to reimburse the FDIC for any guarantee payments made, with interest on any such amount owed at the stated rate for the applicable series of the notes, plus 1%, and to reimburse the FDIC for reasonable expenses, which agreement ranks pari passu with the notes.

U.S. Federal Income Taxes

For a brief description of the tax effects of an investment in the notes, see “U.S. Federal Income Tax Considerations” on page S-12 of the attached prospectus supplement and page 61 of the attached prospectus.

Supplemental Risk Factors

You should review carefully the information in this pricing supplement and the attached prospectus supplement and prospectus about the notes. For more information regarding risks that may materially affect our business and results, please refer to the information under the caption “Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2007, and the information under the caption “Item 1A. Risk Factors,” in our quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which are incorporated by reference in this pricing supplement.

If we fail to make a payment of interest or principal on FDIC-guaranteed notes, your notes will be governed by the rules of the program.

If we fail to make a payment of interest or principal, you will be required to follow the regulations of the program, which supersede your rights under the senior indenture as described in the prospectus. We have appointed the senior trustee as authorized representative under a supplemental indenture for the notes. The authorized representative will be responsible, upon our failure to make a required payment of interest or principal, to make a demand of the FDIC under the guarantee. In addition, any holder may elect to not be so represented, as provided by the terms of the program. If a holder makes the decision to represent itself under the applicable regulations, it will be required to provide the proof of claim and other documentation, in form and content satisfactory to the FDIC, necessary to receive payment under the guarantee. If a demand is not made under the program by the authorized representative within 60 days of our failure to pay interest or principal, the obligations of the FDIC will terminate as to the applicable series of the notes and the holder will have no rights against the FDIC for the guaranteed amount.

Payments by the FDIC under its guarantee may be delayed.

There is no designated period within which the FDIC is required to make the guarantee payments after it receives the required written demand. As a result, if the FDIC is required to make such payments, they could be paid at a time that is significantly later than the date that the payment is otherwise due under the terms of the notes.

The determination of the FDIC on any matter related to the FDIC claims process will be final and binding on you and us, subject to judicial review.

The determination by the FDIC on any matter relating to the FDIC claims process will be a final administrative determination, which will be final and binding on all concerned, including the holders of the applicable series of the notes. Holders of the notes will have the right to challenge the FDIC’s determination only by commencing an action in the U.S. District Court for the District of Columbia or the United States District Court for the Western District of North Carolina within 60 days after the FDIC makes its determination.

The program is new and is subject to change.

The program is a new program, and was enacted under final rules that the FDIC adopted effective November 21, 2008. To date, no claims have been made or paid under the program, and the FDIC’s procedures under the program have not yet been fully documented. The rules governing the program may be amended, and are subject to evolving interpretation by the FDIC after the date of this pricing supplement. As a result, your ability to obtain payment on the notes under the FDIC’s guarantee is subject to rules, interpretations, procedures, and practices of the FDIC that could be changed at any time in the future. Any developments of this kind may be adverse to holders of the notes.

Our summary of the FDIC’s guarantee and the risks of purchasing the notes in reliance on that guarantee, as set forth in this pricing supplement, are based solely on the final rules adopted by the FDIC as of the date appearing on the front cover. Purchasers of the notes should refer to the FDIC’s website, www.fdic.gov/TLGP, for additional information about the program and related claim procedures.

Supplemental Information Concerning the Plan of Distribution

On January 28, 2009, we entered into an agreement with the selling agents identified below for the purchase and sale of the notes. We have agreed to sell to each of the selling agents, and each of the selling agents has agreed to purchase from us, the principal amount of the notes shown opposite its name in the table below at the applicable public offering price set forth above.

Selling Agent	Principal Amount of Fixed Rate Notes	Principal Amount of Floating Rate Notes
Banc of America Securities LLC	$5,580,000,000	$2,185,500,000
HSBC Securities (USA) Inc.	$60,000,000	$23,500,000
J.P. Morgan Securities Inc.	$60,000,000	$23,500,000
Morgan Keegan & Company, Inc.	$60,000,000	$23,500,000
SunTrust Robinson Humphrey, Inc.	$60,000,000	$23,500,000
U.S. Bancorp Investments, Inc.	$60,000,000	$23,500,000
Wells Fargo Brokerage Services, LLC	$60,000,000	$23,500,000
Cabrera Capital Markets, LLC	$30,000,000	$0
Jackson Securities, LLC	$30,000,000	$0
Loop Capital Markets, LLC	$0	$11,750,000
Samuel A. Ramirez & Company, Inc.	$0	$11,750,000

Total	$6,000,000,000	$2,350,000,000

The selling agents may sell each series of the notes to certain dealers at the applicable public offering price, less a concession which will not exceed 0.20% of their principal amount. The selling agents and those dealers may resell the notes to other dealers at a reallowance discount which will not exceed 0.15% of their principal amount.

After the initial offering of the notes, the concessions and reallowance discounts for either series of the notes may change.

We estimate that the total offering expenses for the notes, excluding the selling agents’ commissions, will be approximately $775,000. In addition, we will pay an assessment fee at an equivalent rate of 100 basis points per annum on the principal amount of the notes to the FDIC for the FDIC’s guarantee.

Additional Selling Restrictions

In addition to the representations, agreements, and restrictions set forth in the attached prospectus supplement under “Supplemental Plan of Distribution—Selling Restrictions,” the following representations, agreements, and restrictions will apply to the notes.

Australia

No prospectus, disclosure document or product disclosure or product disclosure statement (as these terms are defined in the Corporations Act 2001 (Cth), or the “Corporations Act”) in relation to the notes has been lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange. Each selling agent has represented and agreed that it:

(a)	has not offered or invited applications, and will not offer or invite applications, for the issue, sale, or purchase of the notes in Australia (including an offer or invitation which is received by a person in Australia); and

(b)	has not distributed or published and will not distribute or publish, any draft, preliminary or definitive information memorandum, advertisement, or other offering material relating to the notes in Australia, unless:

(1)	the minimum aggregate consideration payable (calculated if necessary in accordance with regulation 7.1.18 of the Corporations Regulation 2001) for the notes by each offeree or invitee on acceptance is at least A$500,000 (or equivalent in other currencies, but disregarding moneys lent by the offeror (as determined under Section 700(3) of the Corporations Act) or its associates (as determined under sections 10 to 17 of the Corporations Act)) or the offer or invitation otherwise does not by virtue of section 708 of the Corporations Act require disclosure to investors under Part 6D.2 of the Corporations Act and is not made to a retail client (as defined in section 761G of the Corporations Act); and

(2)	such action complies with all applicable laws, regulations and directives.

Cayman Islands

The notes may not be offered to the public in the Cayman Islands.

Israel

This offer of the notes is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended (the “First Supplement”). A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes. The notes cannot be resold in Israel other than to investors listed in the First Supplement.

Italy

The offering of the notes has not been registered with CONSOB - Commissione Nazionale per le Società e la Borsa (the Italian Companies and Exchange Commission) pursuant to Italian securities legislation and, accordingly, no notes may be offered, sold or delivered, nor may copies of this document or of any other document relating to the notes be distributed in the Republic of Italy except: (i) to qualified investors (operatori qualificati), as defined in Article 31, second paragraph of CONSOB Regulation number 11522 of 1 July 1998, as amended (“Regulation No. 11522”); and (ii) in circumstances which are exempt from the rules on solicitation of investments pursuant to Article 100 of Legislative Decrees No. 58 of 24 February 1998, as amended (the “Consolidated Financial Law”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”).

Any offer, sale or delivery of the notes or distribution of copies of this document or any other document relating to the notes in the Republic of Italy under (i) or (ii) above must be: (a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Consolidated Financial Law, Legislative Decree No. 385 of 1 September 1993, as amended (the “Consolidated Banking Act”), and Regulation No. 11522; and (b) in compliance with any other applicable laws and regulations.

Please note that in accordance with Article 100-bis of the Financial Services Act, concerning the circulation of financial products, where no exemption from the rules on solicitation of investments applies under (i) and (ii) above, the subsequent distribution of the notes on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Financial Services Act and Regulation No. 11971. Failure to comply with such rules may result in the sale of such notes being declared null and void and in the liability of the intermediary transferring the financial instruments for any damages suffered by the investors.

The placement of the notes in Italy is subject to the provision of the Bank of Italy pursuant to Article 129 of the Consolidated Banking Act and the implementing instructions of the Bank of Italy.

Legal Matters

The validity of the notes, but not the FDIC guarantee, will be passed upon for us by McGuireWoods LLP, Charlotte, North Carolina, and for the selling agents by Morrison & Foerster LLP, New York, New York. McGuireWoods LLP regularly performs legal services for us. Some members of McGuireWoods LLP performing those legal services own shares of our common stock.

[Reverse of Note]

BANK OF AMERICA CORPORATION

Medium-Term Senior Note, Series L

REGISTERED GLOBAL SENIOR NOTE

SECTION 1. General. This Note is one of a duly authorized issue of senior notes of the Issuer to be issued in one or more series under the Indenture dated January 1, 1995, as supplemented from time to time (the “Indenture”), between Bank of America Corporation (the “Issuer”) and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), and to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer and the Trustee thereunder and the holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The term Trustee shall include any additional or successor trustee or agents appointed in such capacity by the Issuer in accordance with the terms of the Indenture.

This Note is one of the Notes issued pursuant to the Prospectus Supplement dated April 10, 2008 to the Prospectus dated May 5, 2006 (referred to collectively herein as the “Prospectus”) for the offer and sale of the Issuer’s senior and subordinated medium-term notes, Series L (the “Notes”). The Notes may have different issue and maturity dates, bear interest at different rates and vary in such other ways as provided in the Indenture and described in the Prospectus. The specific terms of each issuance of Notes will be described in a Pricing Supplement.

The Issuer has initially appointed the Trustee to act as the U.S. Issuing and Paying Agent, Security Registrar and Transfer Agent for the Notes. This Note may be presented or surrendered for payment, and notices, designations or requests in respect of payments with respect to this Note may be served, at the corporate trust office of the Trustee, located at 101 Barclay Street, New York, New York, 10286, or such other location as may be specified by the Trustee and notified to the Issuer and the registered holder of this Note.

The Trustee has been designated as the duly authorized representative of the holder of the Notes for purposes of making claims and taking other permitted or required actions under the TLG Program (the “Representative”). Any Holder may elect not to be represented by the Representative by providing written notice of such election to the Representative.

Unless specified otherwise in the Pricing Supplement, this Note will not be subject to a sinking fund.

SECTION 2. Interest Provisions.

(a) Fixed Rate Notes. Intentionally omitted.

(b) Floating Rate Notes. The Issuer will pay interest on the principal amount specified on the face of this Note (as adjusted in accordance with Schedule 1 hereto) on each Interest Payment Date specified in the Pricing Supplement and at Maturity, commencing on the first Interest Payment Date succeeding the Original Issue Date specified above, until payment of such principal sum has been made or duly provided for.

Payments of interest hereon will include interest accrued from, and including, the most recent Interest Payment Date to which interest on this Note (or any predecessor Note) has been paid or duly provided for (or, unless otherwise specified in the Pricing Supplement, if no interest has been paid or duly provided for, from, and including, the Original Issue Date) to, but excluding, the relevant Interest Payment Date or Maturity Date, as the case may be (each such period, an “Interest Period”).

The Base Rate (as defined herein) with respect to this Note is the London interbank offered rate, or “LIBOR.”

Except as described below, this Note will bear interest at the rate determined by reference to the appropriate interest rate basis (the “Base Rate”) and Index Maturity, each as specified in the Pricing Supplement, plus the Spread specified in the Pricing Supplement. The interest rate in effect during an Interest Period will be the rate determined by the Calculation Agent specified in the Pricing Supplement on the “calculation date” by reference to the Interest Determination Date (as described below).

The “calculation date” pertaining to any Interest Determination Date will be the date by which the Calculation Agent specified in the Pricing Supplement computes the amount of interest owed on this Note for the related Interest Period. Unless otherwise specified in the Pricing Supplement, the “calculation date” will be the earlier of (a) the tenth calendar day after the related Interest Determination Date or, if that date is not a Business Day, the next succeeding Business Day; or (b) the Business Day immediately preceding the applicable Interest Payment Date or the Stated Maturity Date or the date of redemption or the date of prepayment, as the case may be.

The interest rate in effect on each day shall be (a) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date pertaining to such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date. Unless otherwise specified herein or in the Pricing Supplement, if any Interest Reset Date specified in the Pricing Supplement (including the Initial Interest Reset Date, as specified in the Pricing Supplement) falls on a day that is not a Business Day, the Interest Reset Date will be postponed to the next day that is a Business Day, except that, if the next Business Day is in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day. The Interest Reset Dates are subject to adjustment as described below.

The “Interest Determination Date” will be the second London Banking Day preceding the related Interest Reset Date.

Unless otherwise specified in the Pricing Supplement, if any Interest Payment Date falls on a day that is not a Business Day, the related payment of interest will be made on the next succeeding Business Day. However, if an Interest Payment Date falls on a date that is not a Business Day, and the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. In each such case, except for the Interest Payment Date falling on the Maturity Date, the Interest Periods and the Interest Reset Dates will be adjusted accordingly to calculate the amount of interest payable on this Note. Unless otherwise specified in the Pricing Supplement, if the Maturity Date of this Note falls on a day that is not a Business Day, the related payment of principal of, or premium, if any, or interest on, this Note will be made on the next succeeding Business Day with the same force and effect as if made on the date such payments were due, and no additional interest will accrue in respect of the amount so payable for the period from and after the Maturity Date.

Accrued interest on this Note is calculated by multiplying the principal amount of the Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The daily interest factor will be computed on the basis of the actual number of days in the Interest Period divided by 360.

All amounts used in or resulting from any calculation on this Note will be rounded to the nearest cent, with one-half cent or more being rounded upward. Unless otherwise specified in the Pricing Supplement, all percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655).

Notwithstanding the calculations determined as specified below, the interest rate hereon shall not be greater than the Maximum Interest Rate, if any, or less than the Minimum Interest Rate, if any, specified in the Pricing Supplement.

The Calculation Agent shall calculate the interest rate hereon in accordance with the procedures described below on or before each calculation date. At the request of the registered holder hereof, the Calculation Agent will provide to such holder the interest rate hereon then in effect and, if determined, the interest rate which will become effective as of the next Interest Reset Date.

Determination of LIBOR. LIBOR for any Interest Determination Date will be the arithmetic mean of the offered rates for deposits in the relevant Index Currency having the Index Maturity described in the Pricing Supplement, commencing on the related Interest Reset Date, as the rates appear on the LIBOR Reuters page designated in the Pricing Supplement as of 11:00 A.M., London time, on that Interest Determination Date, if at least two offered rates appear on the designated LIBOR page, except that, if the designated LIBOR Reuters page only provides for a single rate, that single rate will be used.

If fewer than two of the rates described above appears on that page or no rate appears on any page on which only one rate normally appears, then the Calculation Agent will determine LIBOR as follows:

•

The Calculation Agent will select four major banks in the London interbank market, after consultation with the Issuer. On the Interest Determination Date, those four banks will be requested to provide their offered quotations for deposits in the relevant Index Currency having an Index Maturity specified in the Pricing Supplement commencing on the Interest Reset Date to prime banks in the London interbank market at approximately 11:00 A.M., London time.

•	If at least two quotations are provided, the Calculation Agent will determine LIBOR as the arithmetic mean of those quotations.

•

If fewer than two quotations are provided, the Calculation Agent will select, after consultation with the Issuer, three major banks in New York City. On the Interest Determination Date, those three banks will be requested to provide their offered quotations for loans in the relevant Index Currency having an Index Maturity specified in the Pricing Supplement commencing on the Interest Reset Date to leading European banks at approximately 11:00 A.M., New York time. The Calculation Agent will determine LIBOR as the average of those quotations.

•	If fewer than three New York City banks selected by the Calculation Agent are quoting rates, LIBOR for that interest period will remain LIBOR then in effect on the Interest Determination Date.

(c) Floating Rate/Fixed Rate Notes. Intentionally omitted.

SECTION 3. Amortizing Notes. Intentionally omitted.

SECTION 4. Optional Redemption. Intentionally omitted.

SECTION 5. Optional Repayment. Intentionally omitted.

SECTION 6. Additional Amounts. Intentionally omitted.

SECTION 7. Redemption for Tax Reasons. Intentionally omitted.

SECTION 8. Modification and Waivers. The Indenture permits, with certain exceptions as therein provided (including, but not limited to the exceptions set forth in Section 15.11(i)), the amendment of the Indenture and the modification of the rights and obligations of the Issuer and the rights of the holders of the Notes under the Indenture at any time by the Issuer with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the series of Notes of which this Note is a part then outstanding and all other Securities (as defined in the Indenture) then outstanding under the Indenture and affected by such amendment and modification. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the series of Notes of which this Note is a part then outstanding and all other Securities then outstanding under the Indenture and affected thereby, on behalf of the holders of all such Securities, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note. The determination of whether particular Securities are “outstanding” will be made in accordance with the Indenture.

Any action by the holder of this Note shall bind all future holders of this Note, and of any Note issued in exchange or substitution hereof or in place hereof, in respect of anything done or permitted by the Issuer or by the Trustee in pursuance of such action.

New Notes authenticated and delivered after the execution of any agreement modifying, amending or supplementing this Note may bear a notation in a form approved by the Issuer as to any matter provided for in such modification, amendment or supplement to the Indenture or the Notes. New Notes so modified as to conform, in the opinion of the Issuer, to any provisions contained in any such modification, amendment or supplement may be prepared by the Issuer, authenticated by the Trustee and delivered in exchange for this Note.

SECTION 9. Obligations Unconditional. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal, premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

SECTION 10. Successor to Issuer. The Issuer may not consolidate or merge with or into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (i) the resulting or acquiring entity, if other than the Issuer, is organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and shall expressly assume all the Issuer’s obligations under the Indenture; and (ii) immediately after giving effect to such transaction, the Issuer (or any resulting or acquiring entity, if other than the Issuer) is not in default in the performance of any covenant or condition under the Indenture.

Upon consolidation, merger, sale or transfer as described above, the resulting or acquiring entity shall be substituted for the Issuer in the Indenture with the same effect as if it had been an original party to the Indenture, and the successor entity may exercise the Issuer’s right and powers under the Indenture.

SECTION 11. Authorized Denominations. This Note, and any Note issued in exchange or substitution herefor or in place hereof, or upon registration of transfer, exchange or partial redemption or repayment of this Note, may be issued only in an Authorized Denomination as specified in the Pricing Supplement.

SECTION 12. Registration of Transfer. As provided in the Indenture and subject to certain limitations as therein set forth, the transfer of this Note is registrable in the register maintained by the Security Registrar, upon surrender of this Note for registration of transfer at the office or agency of the Issuer designated by it pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee or the Security Registrar requiring such written instrument of transfer duly executed by, the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of Authorized Denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Note may be exchanged in whole, but not in part, for security-printed definitive Notes, only under the circumstances described in the Indenture and (a) The Depository Trust Company (“DTC”) notifies the Issuer that it is unwilling or unable to continue as depository for the DTC global note or DTC ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, as amended, if so required by applicable law or regulation, and, in either case, a successor depository is not appointed by the Issuer within 90 days after receiving such notice or becoming aware that DTC is no longer so registered; or (b) the Issuer, in its sole discretion, elects to issue definitive registered notes; or (c) after the occurrence of an Event of Default with respect to this Note, beneficial owners representing a majority in principal amount of the Notes represented by this Note advise the relevant clearing system through its participants to cease acting as a depository for this Note.

In any such instance, an owner of a beneficial interest in this Note will be entitled to physical delivery in definitive form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Unless otherwise set forth above, Notes so issued in definitive form will be issued in Authorized Denominations only and will be issued in registered form only, without coupons.

Subject to the terms of the Indenture, if the Notes are held in definitive form, a holder may exchange its Notes for other Notes of the same series in an equal aggregate principal amount and in Authorized Denominations.

Notes in definitive form may be presented for registration of transfer at the office of the Security Registrar or at the office of any transfer agent that the Issuer may designate and maintain. The Security Registrar or the transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. The Issuer may change the Security Registrar or the transfer agent or approve a change in the location through which the Security Registrar or transfer agent acts at any time, except that the Issuer will be required to maintain a security registrar and transfer agent in each place of payment for the Notes of this series. At any time, the Issuer may designate additional transfer agents for the Notes of this series.

The Issuer will not be required to (a) issue, exchange, or register the transfer of this Note if it has exercised its right to redeem the Notes of the series of which this Note is a part for a period of 15 calendar days before the redemption date, or (b) exchange or register the transfer of any Notes of the series of which this Note is a part that were selected, called, or are being called for redemption, except the unredeemed portion of the Notes of the series of which this Note is a part, if being redeemed in part.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee, and any agent of the Issuer or the Trustee may treat the person in whose name this Note is registered as the owner hereof for all purposes, whether not this Note be overdue, and neither the Issuer, the Trustee, nor any such agent shall be affected by notice to the contrary, except as required by applicable law.

SECTION 13. Events of Default. If an Event of Default (defined in the Indenture as (a) the Issuer’s failure to pay the principal or premium, if any, on the Notes; (b) the Issuer’s failure to pay interest on the Notes within 30 calendar days after the same becomes due; (c) the Issuer’s breach of its other covenants contained in this Note or in the Indenture, which breach is not cured within 90 calendar days after written notice by the Trustee or the holders of at least 25% in outstanding principal amount of all Securities issued under the Indenture and affected thereby; and (d) certain events involving the bankruptcy, insolvency or liquidation of the Issuer) shall occur with respect to this Note, the principal of this Note may be declared due and payable in the manner and with the effect provided in the Indenture, provided, however, that during the time (x) the FDIC guarantee is in effect or (y) that guarantee payments are being made by the FDIC to the Trustee or the holders of this Note, no such Event of Default shall permit or result in the acceleration of any amounts due under this Note or the Indenture.

SECTION 14. Defeasance. Unless otherwise specified in the Pricing Supplement, the provisions of Article Fourteen of the Indenture do not apply to this Note.

SECTION 15. Specified Currency. Unless otherwise provided herein or in the Pricing Supplement, the principal, premium, if any, and interest on this Note are payable in the currency indicated on the face hereof (the “Specified Currency”) (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country that issued such Specified Currency.

In the event the Specified Currency indicated on the face hereof has been replaced by another currency (a “Replacement Currency”), any amount due pursuant to this Note may be repaid, at the option of the Issuer, in the Replacement Currency or in U.S. dollars, at a rate of exchange which takes into account the conversion, at the rate prevailing on the most recent date on which official conversion rates were quoted or set by the national government or other authority responsible for issuing the Replacement Currency, from the Specified Currency to the Replacement Currency and, if necessary, the conversion of the Replacement Currency into U.S. dollars at the rate prevailing on the date of such conversion.

SECTION 16. Original Issue Discount Note. Intentionally omitted.

SECTION 17. Dual Currency Note. Intentionally omitted.

SECTION 18. Mutilated, Defaced, Destroyed, Lost or Stolen Notes. In case this Note shall at any time become mutilated, defaced, destroyed, lost or stolen, and this Note or evidence of the loss, theft or destruction hereof satisfactory to the Issuer and the Security Registrar and such other documents or proof as may be required by the Issuer and the Security Registrar shall be delivered to the Security Registrar, the Security Registrar shall issue a new Note of like tenor and principal amount, having a serial number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Note or in lieu of the Note destroyed, lost or stolen but, in the case of any destroyed, lost or stolen Note, only upon receipt of evidence satisfactory to the Issuer and the Security Registrar that this Note was destroyed, stolen or lost, and, if required, upon receipt of indemnity satisfactory to the Issuer and the Security Registrar. Upon the issuance of any substituted Note, the Issuer may require the payment of a sum sufficient to cover all expenses and reasonable charges connected with the preparation and delivery of a new Note. If any Note which has matured or has been redeemed or repaid or is about to mature or to be redeemed or repaid shall become mutilated, defaced, destroyed, lost or stolen, the Issuer may, instead of issuing a substitute Note, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated or defaced Note) upon compliance by the holder with the provisions of this paragraph.

SECTION 19. Miscellaneous. No recourse shall be had for the payment of principal of (and premium, if any) or interest on, this Note for any claim based hereon, or otherwise in respect hereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Issuer or of any successor organization, either directly or through the Issuer or any successor organization, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

SECTION 20. Defined Terms. All terms used in this Note which are defined in the Indenture or the Prospectus and are not otherwise defined in this Note shall have the meanings assigned to them in the Indenture or the Prospectus, as applicable.

Unless specified otherwise in the Pricing Supplement, “Business Day” means, a day that is any weekday that is not a legal holiday in New York City or Charlotte, North Carolina, or any other place of payment of the applicable Note, and is not a date on which banking institutions in those cities are authorized or required by law or regulation to be closed, and also is a day on which commercial banks are open for business (including dealings in the Index Currency specified in the Pricing Supplement) in London, England.

Unless specified otherwise in the Pricing Supplement, “Principal Financial Center” means the capital city of the country issuing the Specified Currency, except that with respect to U.S. Dollars, the “Principal Financial Center” shall be New York City.

SECTION 21. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, NOTWITHSTANDING ANY OTHERWISE APPLICABLE CONFLICTS OF LAWS PROVISIONS AND ALL APPLICABLE UNITED STATES FEDERAL LAWS AND REGULATIONS.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common
TEN ENT	—	as tenants by the entireties
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT —		as Custodian for
	(Cust)		(Minor)
Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby
sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

/ /
Please print or type name and address, including zip code of assignee the within Note of BANK OF AMERICA CORPORATION and all rights thereunder and does hereby irrevocably constitute and appoint

Attorney

to transfer the said Note on the books of the within-named Issuer, with full power of substitution in the premises

Dated:

SIGNATURE GUARANTEED:
NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of this Note

Schedule 1

SCHEDULE OF TRANSFERS, EXCHANGES AND EXTENSIONS

The following increases and decreases in the principal amount of this Note have been made:

Date of Transfer, Redemption, Repayment or Extension, as Applicable	Increase (Decrease) in Principal Amount of this Note Due to Transfer Among Global Notes or Redemption, Repayment or Non-Election of Extension of Maturity Date of a Portion of Global Note, as Applicable	Principal Amount of this Note After Transfer, Redemption, Repayment or Extension, as Applicable	Notation made by or on behalf of the Issuer